EXHIBIT 99.1
For Immediate Release
TERREMARK TO ACQUIRE DATA RETURN,
A LEADING PROVIDER OF ENTERPRISE-CLASS
HOSTING SOLUTIONS
Acquisition propels Terremark into the leading edge of virtualization and utility computing
Miami, Fl., — May 14, 2007 — Terremark Worldwide, Inc. (Nasdaq:TMRK), a leading operator of integrated Internet exchanges and a global provider of managed IT infrastructure solutions for government and private sectors, today announced that it has entered into a definitive agreement to acquire privately-held Data Return, LLC, a leading provider of enterprise-class technology hosting solutions, from Saratoga Partners.
“We believe that virtualization and utility computing are revolutionizing the delivery of IT services as they continue to migrate towards network centric computing. The acquisition of Data Return’s technology, customers and talented team of employees complements our existing team and service delivery platforms, and better positions us to capture the robust market demand we are seeing for virtualized IT solutions,” said Manuel D. Medina, Terremark’s Chairman and CEO. “The addition of Data Return’s innovative virtualized hosting and service delivery platforms are a strategic fit with Terremark’s network rich co-location and managed service business and will allow us to realize significant synergies with the combined companies.”
Mr. Medina continued, “The combination of Data Return’s best in class hosting and utility computing solutions and Terremark’s secure Federal government delivery capabilities create unrivaled offerings in the industry.”

Strategic Value Points:
•	Accelerates growth of the managed hosting business in the U.S. market adding significant enterprise-class hosting capabilities to our existing service offerings

•	In Gartner’s most recent North American Web Hosting Industry report, Data Return was positioned in the Leader’s Quadrant

•	Complements the successful acquisition of Dedigate, N.V., in 2005

•	Over 280 dedicated team members focused on delivering enterprise class hosting services

•	Utility computing platform Infinistructure is highly scalable and can be easily deployed in new locations

•	Proprietary service delivery platform digitalOps® can be leveraged across all of Terremark’s managed services

•	Robust utility computing and disaster recovery capabilities

•	Highly knowledgeable and experienced solution oriented sales force with a national footprint
Data Return has over 250 customers primarily located throughout the United States and include H&R Block, BMW North America, HP and LEGO.
For the calendar year 2006, Data Return had revenues of approximately $55 million. Once closed, the transaction is expected to be accretive to Terremark’s EBITDA. The company will provide additional financial details, and update its guidance for its fiscal year ending March 31, 2008, on its regular quarterly earnings conference call.
Terremark will acquire Data Return for $85 million consisting of $70 million in cash and $15 million in Terremark stock valued at the closing price on May 11, 2007.
The acquisition is expected to close in Terremark’s fiscal 2008 Q1, ended June 30.

About Data Return
Founded in 1996, Data Return has provided a higher standard of managed services to customers around the world for over a decade. Customers rely on the company’s experience, proven capabilities and innovative digitalOps® service delivery platform to manage their business-critical applications and infrastructure, with a range of services from managed hosting to a suite of managed solutions for the enterprise. The company’s Infinistructure utility computing platform is redefining the standards for scalable, flexible, high-performance managed infrastructure.
About Terremark:
Terremark Worldwide, Inc. (Nasdaq:TMRK) is a leading operator of integrated Internet exchanges and a global provider of managed IT infrastructure solutions for government and private sectors. Terremark delivers its portfolio of services from seven locations in the U.S., Europe and Latin America and from four service aggregation and distribution locations, which aggregate network traffic and distribute network-based services in Europe and Asia to meet specific customer needs. Terremark’s flagship facility, the NAP of the Americas(R), is the model for the carrier-neutral Internet exchanges the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas — Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, colocation and managed services. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, (305) 856-3200.
More information about Terremark Worldwide can be found at www.terremark.com.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.
CONTACT:
Terremark Worldwide, Inc., Miami
Sandra Gonzalez-Levy
305-860-7829
sgonzalez-levy@terremark.com

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